Exhibit 99.3

CONTRIBUTION AND VOTING AGREEMENT

CONTRIBUTION AND VOTING AGREEMENT, dated as of September 12, 2006 (this “Agreement”), between (i) Meteor Holding Corporation, a Delaware corporation (“Parent”), on the one hand, and (ii) each of (A) C. Harry Knowles, an individual (“HK”), (B) Janet H. Knowles, an individual (“JK”, and together with HK, the “Founder Individuals”), (C) each of the Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Diann H. Lynmam, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Donnah M. Starzynski, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Harry H. Knowles, II, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Marjorie B. Knowles, Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO Robert H. Knowles, and The C. Harry Knowles Grantor Retained Annuity Trust No. 1 (collectively, the “Family Trusts”); and (D) Janet H. and C. Harry Knowles Foundation, Inc., a New Jersey nonprofit corporation, The Knowles Charitable Foundation, a New Jersey Nonprofit Corporation, a New Jersey nonprofit corporation, and The C. Harry Knowles Charitable Remainder Annuity Trust No. 1 (collectively, the “Charitable Entities”, and, together with the Family Trusts, the “Entity Parties”), on the other hand.  The Founder Individuals and the Entity Parties are herein collectively referred to as the “Shareholder Parties.”  Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), with Metrologic Instruments, Inc., a New Jersey corporation (the “Company”) and Meteor Merger Corporation, a New Jersey corporation (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the consummation of the Merger, HK shall become party to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

WHEREAS, in connection with the consummation of the Merger, Elliott Associates, L.P. and Elliott International, L.P. (the “EA Investors”) have entered into a Contribution and Voting Agreement with Parent dated as of the date hereof (the “EA Agreement”) pursuant to which, among other things, the EA Investors have agreed to contribute shares of Company Common Stock (as defined herein) (the “EA Company Shares”) in exchange for shares of Parent Common Stock (as defined herein) and Parent Junior Preferred Stock (as defined herein) (the “EA Shares”), in accordance with the terms and conditions of the EA Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from FP-Metrologic, LLC (the “FP Investor”) with respect to the provision of equity financing to effect the Merger (the “Equity Financing Commitments”);

WHEREAS, in connection with the execution of the Merger Agreement, Parent has received certain financing commitments and agreements from Morgan Stanley Senior Funding, Inc. (the “Lender”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Commitments”, and together with the Equity Financing Commitments, the “Financing Commitments”);

WHEREAS, HK desires to contribute certain property to Parent as provided herein in exchange for the HK Shares (as defined herein), and it is intended that the issuance of the HK Shares in exchange for such property, when taken together with the issuance of the EA Shares in exchange for the EA Company Shares and the FP Investor’s purchase of the FP Shares, will qualify as tax-free exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders Agreement, the Financing Commitments and the transactions contemplated hereby and thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I.                                         CONTRIBUTIONS.

1.1                                 HK Contribution.  At the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, HK hereby agrees to transfer, contribute and deliver to Parent the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite his name on Schedule I hereto (the “HK Contribution”).  In exchange for the HK Contribution, Parent hereby agrees to issue at the Contribution Closing to HK the number of shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and the number of shares of Junior Preferred Stock, par value $0.01 per share, of Parent (“Parent Junior Preferred Stock”) set forth opposite his name on Schedule II hereto (the “HK Shares”).  The allocation of shares of Parent Common Stock and Parent Junior Preferred Stock to be issued to HK in exchange for the HK Contribution will be in the same relative proportion as the allocation of the shares of Parent Common Stock and Parent Junior Preferred Stock issued to the FP Investor in exchange for funding its Equity Financing Commitments (the “FP Shares”).  The Parent Junior Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the restated certificate of incorporation of Parent in substantially the form attached as Exhibit B hereto (the “Restated Certificate”).

1.2                                 Delivery of Funds and Certificates.  Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3 of this Agreement, the closing of the transactions contemplated hereby (the “Contribution Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement).  At the Contribution Closing, Parent will deliver to HK duly executed certificates, registered in HK’s name, representing the HK Shares being issued to HK at the

Contribution Closing, against the transfer, contribution and payment to Parent of the HK Contribution by HK (including the delivery of certificates evidencing the applicable number of shares of Company Common Stock with respect to HK duly endorsed to Parent or, if not held in certificated form, other evidence of transfer of Company Common Stock reasonably acceptable to Parent), which shall represent payment in full for such HK Shares.

1.3                                 Conditions to the Obligations of the Parties Hereunder.  The obligations of HK to Parent to consummate the transactions contemplated by this Article I of this Agreement shall be subject to and conditioned upon the following: (i) the representations and warranties of Parent set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing, (ii) Parent’s compliance in all material respects with its obligations hereunder, (iii) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction, (iv) the filing by Parent of the Restated Certificate (which Restated Certificate shall provide that it is to be effective upon filing), (v) the furnishing of funds by the FP Investor to Parent in satisfaction of its obligations to Parent with respect to the Equity Financing Commitments and the execution by the FP Investor of the Stockholders Agreement; and (vi) the satisfaction or waiver by Parent (in accordance with this Agreement) and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement); provided that the satisfaction, or waiver by Parent, of the conditions to the consummation of the Merger set forth in Section 7.2(e) or Section 7.2(f) of the Merger Agreement shall not be a condition to the performance by HK of his obligations to Parent hereunder.

1.4                                 Termination.  This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated, and upon such termination this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent or any of the Shareholder Parties under this Agreement; provided however, that: (a) any such termination of this Agreement shall not relieve any party from liability for any willful breach of this Agreement; (b) in the event that the Merger Agreement is terminated (i) pursuant to Section 8.1(e) or (h) of the Merger Agreement or pursuant to Section 8.1(c) of the Merger Agreement in an action or proceeding brought with respect to an Acquisition Proposal, or (ii) pursuant to Section 8.1(b), (d) or (f) of the Merger Agreement and, after the date hereof and prior to such termination, any Acquisition Proposal shall have been made known to the Company or publicly disclosed, Article III (Voting and Exclusivity) of this Agreement shall remain in full force and effect and survive any termination of this Agreement until the 6-month anniversary of the date the Merger Agreement is terminated, provided that in the event that the Company has entered into an Alternative Acquisition Agreement prior to the 6-month anniversary of the date the Merger Agreement is terminated, then Article III of this Agreement shall remain in full force and effect with respect to the Acquisition Proposal contemplated by such Alternative Acquisition Agreement for an additional 4-month period; and (c) Section 4.4 (Fees and Expenses), this Section 1.4 (Termination) and Article V (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

II.                                     REPRESENTATIONS AND WARRANTIES AND COVENANTS.

2.1                                 Representations and Warranties of Parent.  Parent represents and warrants to HK as follows:

(a)                                  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Parent of this Agreement and the agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action, except for the approval of the Restated Certificate.  This Agreement has been duly executed and delivered by Parent and, assuming the due authorizations, executions and deliveries thereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).  At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                                 The execution, delivery and performance by Parent of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Parent or its properties or assets, (ii) upon obtaining the requisite approval of Parent’s board of directors and stockholders of the Restated Certificate and the effective filing of the Restated Certificate, violate the provisions of the certificate of incorporation or bylaws of Parent, or (iii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which Parent is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of Parent to consummate the Transactions, or (iv) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Parent or their properties or assets.

(c)                                  No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Parent in order (i) for each of this Agreement and the

Stockholders Agreement to constitute a legal, valid and binding obligation of Parent or (ii) to authorize or permit the consummation by Parent of the issuance of the HK Shares, except (A) to the extent required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any similar applicable competition or antitrust laws, (B) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance of the HK Shares.

(d)                                 As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock.  As of the date hereof, one (1) share of Parent Common Stock is issued and outstanding and held of record by the FP Investor.  There are no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exercisable or exchangeable for capital stock of Parent, except pursuant to this Agreement, the EA Agreement and agreements to be entered into between Parent and the FP Investor to effect the Equity Financing Commitments.   Parent has delivered to HK true and complete copies of its charter and bylaws as in effect on the date hereof.

(e)                                  The HK Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”), except as may be otherwise set forth in the Stockholders Agreement.

(f)                                    Parent was organized solely for the purpose of effecting the Transactions and as of the Contribution Closing will have engaged in no activity other than in connection with the Transactions.

(g)                                 Assuming (A) HK satisfies his obligations with respect to the HK Contribution, (B) the EA Investors satisfy their obligations with respect to contributing the EA Company Shares in accordance with the EA Agreement (the “EA Contributions”) and (C) the FP Investor funds its obligations pursuant to the Equity Financing Commitments, in each case at or prior to the Contribution Closing, (i) the FP Investor, the EA Investors and HK, when taken together, shall hold at least 80% of the voting stock of Parent and at least 80% of each class of nonvoting stock, if any, at the time of the Contribution Closing, and (ii) the HK Contributions, the EA Contributions, the equity financing provided by the FP Investor, and the debt financing provided by the Lender, together with cash and fully liquid cash equivalents on the Company’s balance sheet as of the Closing, will be sufficient to pay the Merger Consideration (as defined in the Merger Agreement) and all expenses of Parent, the FP Investor, HK and the EA Investors.

(h)                                 Parent has no current plan or intention to reacquire any of the FP Shares, the EA Shares or the HK Shares.  Parent will not cause any action to be taken or fail to take any action that is reasonably likely to prevent the stock issuances to HK and EA contemplated by this Agreement from qualifying as tax-free exchanges under Section 351 of the Code; provided, however, that Parent shall not be prohibited from taking any action that is permitted by this Agreement or any other agreement referenced herein.

(i)                                     Parent (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for itself, can bear the economic risk of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and can afford a complete loss of its investment, (iii) understands that no public market will exist for the Subject Shares and there is no assurance that a pubic market will ever exist for the Subject Shares and (iv) understands that the Subject Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Subject Shares or an available exemption from registration under the Securities Act, the Subject Shares must be held indefinitely.

2.2                                 Representations and Warranties of the Entity Parties.  Each of the Entity Parties represents and warrants, severally and not jointly, to Parent that:

(a)                                  The execution and delivery by such Entity Parties of this Agreement and the documents contemplated hereby and thereby, the performances by such Entity Party of its obligations hereunder and thereunder and the consummations by such Entity Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Entity Party.  This Agreement has been duly executed and delivered by such Entity Party and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Entity Party, enforceable against such Entity Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                                 The execution, delivery and performance by such Entity Party of this Agreement and the agreements contemplated hereby and the consummation by such Entity Party of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to the receipt of any required antitrust approvals, violate in any material respect the provisions of any law, rule or regulation applicable to such Entity Party or its properties or assets, (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Entity Party, as amended to date, (iii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which such Entity Party is a party or by which it or any of its assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of such Entity Party to consummate the Transactions, or (iv) violate in any material respect any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Entity Party or its properties or assets.

(c)                                  Such Entity Party’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite such Entity Party’s name on Schedule III hereto.

(d)                                 No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of such Entity Party or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except to the extent applicable, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as more particularly described in Section 2.3(f).

2.3                                 Representations and Warranties of HK.  HK represents and warrants, severally and not jointly, to Parent that:

(a)                                  HK is competent to execute and deliver this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby and to perform HK’s obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by HK and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of HK, enforceable against HK in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).  At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by HK and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of HK, enforceable against HK in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                                 The execution, delivery and performance by HK of this Agreement, the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by HK of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respects the provisions of any law, rule or regulation applicable to HK or his properties or assets; (ii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which HK is a party or by which he or any of his assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of HK to consummate the Transactions, or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to HK or his properties or assets.

(c)                                  HK (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for himself, can bear the economic risk of his investment in Parent, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the HK Shares and can afford a complete loss of its investment, (iii) understands that no public market now exists for the HK Shares and there is no assurance that a pubic market will ever exist for the HK Shares and (iv) understands that the HK Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the HK Shares or an available exemption from registration under the Securities Act, the HK Shares must be held indefinitely.

(d)                                 HK’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite his name on Schedule III hereto, and each of such shares representing HK Contribution when transferred and delivered to Parent, upon the terms and subject to the conditions set forth herein, will be free and clear of all Liens.

(e)                                  HK (i) has no current plan to dispose of any of the HK Shares; and (ii) will not intentionally cause any action to be taken that is reasonably likely to prevent the transactions contemplated by this Agreement from qualifying as a tax-free exchange under Section 351 of the Code.

(f)                                    No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of HK or any of his Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley.  A true and correct copy of the engagement letter with Morgan Stanley in connection with this transaction has been delivered to Parent.

2.4                                 Representations and Warranties of JK.  JK represents and warrants, severally and not jointly, to Parent that:

(a)                                  JK is competent to execute and deliver this Agreement and the documents contemplated hereby and to perform JK’s obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by JK and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of JK, enforceable against JK in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                                 The execution, delivery and performance by JK of this Agreement and the agreements contemplated hereby and the consummation by JK of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respects the provisions of any law, rule or regulation applicable to JK or her properties or assets; (ii) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any note, bond, mortgage, contract, agreement, license or other instrument or obligation to which JK is a party or by which she or any of her assets are bound, except for such violations, conflicts, breaches, defaults, contraventions or Liens, that, individually or in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of JK to consummate the Transactions, or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to JK or her properties or assets.

(c)                                  JK’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite her name on Schedule III hereto.

(d)                                 No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of JK or any Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except to the extent applicable, Morgan Stanley as more particularly described in Section 2.3(f).

III.                                 VOTING AND EXCLUSIVITY.

3.1                                 Voting; Proxy.

(a)                                  Each of the Shareholder Parties agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all shares of Company Common Stock beneficially owned or held of record by such Shareholder Party or to which such Shareholder Party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to timely execute and deliver such written consent in favor of such matters.

(b)                                 Each of the Shareholder Parties agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all Subject Shares (i) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal and (ii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries (as defined in the Merger Agreement), which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock, in each case at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters; and in the event the approval of such matters is sought through an action by written consent of the stockholders in lieu of a meeting, to not consent to such action; provided, however, for all purposes of this Agreement, after the termination of the Merger Agreement, the “Subject Shares” shall be limited to the aggregate number of shares of Company Common Stock equal to 35% of the total outstanding shares of Company Common Stock as of the date the Merger Agreement is terminated (which Subject Shares will be allocated among the Shareholder Parties in their discretion).

(c)                                  In order to effectuate the parties’ intent under Section 3.1(a) and Section 3.1(b), each Shareholder Party hereby grants to Dipanjan Deb, David ibnAle and Andrew Kowal, with full power of substitution and resubstitution, an irrevocable proxy, which proxy is coupled with an interest, to exercise all voting, consent and similar rights of the Shareholder Party with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the Merger Agreement, the Merger and the other Transactions and any other matter required to effect the Transactions (including in favor of one or more adjournments if necessary to solicit additional proxies if there are insufficient votes at the time of any meeting held to approve the Merger Agreement); (ii) against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal; and (iii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other Transactions or change in any manner the voting rights of Company Common Stock.

3.2                                 Transfer.  Except for the HK Contribution to Parent, the proxy granted pursuant to Section 3.1(c) and the transfer of the Subject Shares pursuant to the Merger Agreement, each Shareholder Party agrees not to, directly or indirectly, sell, transfer, pledge, hypothecate, distribute or otherwise dispose of any Subject Shares or grant any proxies, deposit any Subject Shares into any voting trust, or enter into any voting agreement, with respect to such Subject Shares, provided, however, that (A) a Shareholder Party may transfer or assign Subject Shares to a Permitted Transferee so long as (i) Parent is given written notice prior to said transfer or assignment, stating the name and address of the Permitted Transferee and specifying the number of Subject Shares that are intended to be transferred or assigned and (ii) the Permitted Transferee assumes in writing the obligations of the transferring Shareholder Party under this Agreement and (B) the Family Trusts may transfer up to 10,000 Subject Shares per calendar quarter if and to the extent such transfers are required pursuant to the terms of The Family Settlement Agreement entered into in 2003 among HK and the trustees and beneficiaries of the Family Trusts; provided, further, that after the termination of the Merger Agreement, a Shareholder Party may transfer Subject Shares (x) pursuant to Rule 144, or (y) so long as the Subject Shares are voted or consented against any Acquisition Proposal or any agreement or transaction with respect to any Acquisition Proposal, by operation of law pursuant to a merger that constituted such Acquisition Proposal.  For purposes of this Section 3.2, “Permitted Transferee” shall mean (i) HK’s or JK’s spouse, lineal descendant or antecedent, sibling, adopted child or adopted grandchild, (ii) a trust or trusts for the exclusive benefit of HK or JK or those members of HK’s or JK’s family specified in 3.2(i), (iii) the Charitable Entities or (iv) another charitable foundation established by HK.

3.3                                 Exclusivity.  Each Shareholder Party shall not, and it shall cause each of its Subsidiaries, Affiliates (except the Company) and its and their respective Representatives acting on their behalf to not, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to its Representatives or to Parent or any designees of Parent) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than to its Representatives or to Parent or any designees of Parent), or take any other action intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract (as defined in the Merger Agreement) contemplating or otherwise relating to an Acquisition Proposal.  Each Shareholder Party shall, and shall cause each of its Subsidiaries and its and their respective Representatives acting on its behalf to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal.

3.4                                 Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its total outstanding voting securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the Merger and the other Transactions.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (as defined in the Merger Agreement).

“Representative” means, with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney, accountant or other advisor or representative retained by such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

3.5                                 Fiduciary Duties.  For the avoidance of doubt, if at any time prior to the termination of this Agreement, a Founder Individual is a member of the Board of Directors of the Company (a “Director”) or an officer of the Company (an “Officer”), nothing in this Agreement shall limit or restrict the Founder Individual in acting in his or her capacity as a Director or Officer, as the case may be, and exercising his or her fiduciary duties and responsibilities as such, it being agreed and understood by the parties hereto that this Agreement shall apply to each Founder Individual solely in his or her capacity as a stockholder of the Company and shall not apply to his or her actions, omissions, judgments or decisions as a Director or Officer, as the case may be.

IV.                                 OTHER COVENANTS.

4.1                                 Merger Agreement.  The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of Parent’s compliance with the covenants applicable to Parent under the Merger Agreement.

4.2                                 Amendment of Certificate of Incorporation of Parent.  At or prior to the Contribution Closing, Parent agrees to cause its certificate of incorporation to be amended and restated to read as set forth in the Restated Certificate and to file the Restated Certificate with the Secretary of State of the State of Delaware.

4.3                                 Financing Documents.  The parties hereto acknowledge and agree that Parent will have sole discretion with respect to the negotiation of definitive debt financing documents with the Lender (or any other debt financing sources) and any supporting lenders based upon the Debt Financing Commitments.

4.4                                 Fees and Expenses.

(a)                                  Subject to Section 4.4(b), the Expenses incurred by each party hereto will be borne by the party incurring such Expenses.

(b)                                 Parent shall reimburse each Shareholder Party for its reasonable out-of-pocket Expenses; provided, however, that Parent shall have no obligation under this Section 4.4(b) to the Shareholder Parties in the event HK fails to make the HK Contribution at the Contribution Closing if such HK Contribution is required to be made by the terms hereof.

(c)                                  For purposes of this Agreement, “Expenses” shall mean, with respect to a party, the fees and expenses incurred by that party in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the Restated Certificate, the Stockholders Agreement, any related agreements and the transactions contemplated hereby and thereby (including the fees and expenses of counsel, accountants, investment bankers, financing sources and consultants).

4.5                                 Agreement to Cooperate; Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

4.6                                 Notification of Certain Matters.  Each Shareholder Party shall give prompt notice to Parent, and Parent shall give prompt notice to each Shareholder Party, as the case may be, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Shareholder Party or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of Parent or such Shareholder Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.  No disclosure by any party pursuant to this Section 4.6 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.7                                 Public Statements.  Before any of the Shareholder Parties shall release any statements concerning this Agreement, the Merger Agreement, the Stockholders Agreement, the Financing Commitments, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such Shareholder Party shall cooperate with the other parties hereto and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

4.8                                 Execution of Stockholders’ Agreement.  At the Contribution Closing, each of the Shareholder Parties shall execute and deliver to the other parties thereto the Stockholders Agreement.

4.9                                 Tax Matters.  Parent and each of the Shareholder Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the intent of the parties hereto that such transactions qualify as a tax-free exchange within the meaning of Section 351 of the Code, and each such party agrees that it will not take a position inconsistent therewith.  Parent and each of HK and the EA Parties hereby agrees to timely file the information required by Treas. Reg. Section 1.351-3 with its income tax return for the year in which the transactions contemplated by this Agreement occur and to comply with the record keeping requirements of Treas. Reg. Section 1.351-3.

4.10                           Senior Preferred Stock.  Parent agrees that it will not issue any shares of its Senior Preferred Stock, par value $0.01 per share, to be authorized in the Restated Certificate, unless the Company fails to consummate the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter in accordance with the terms of the Merger Agreement prior to the Contribution Closing.

V.                                     MISCELLANEOUS.

5.1                                 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent and the Shareholder Parties, or to such other address as may be hereafter notified by the parties hereto:

(a)                                  if to Parent or Merger Sub, to it at the following address:

Meteor Holding Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

Attn:	Dipanjan Deb
Ann Savellano
Telecopy: 650-233-2999

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

Attn:	Larry W. Sonsini
John A. Fore
Robert T. Ishii
Telecopy: 650-493-6811

(b)                                 If to a Shareholder Party, to it at its address set forth in the Stockholders Agreement.

5.2                                 Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.  Each of the parties to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by applicable law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.1 hereof is reasonably calculated to give actual notice.

5.3                                 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4                                 Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

5.5                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Parent may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that (a) no such assignment shall relieve Parent of its obligations hereunder and (b) any such assignment shall be economically neutral to the Shareholder Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

5.6                                 Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7                                 Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

5.8                                 Survival.  The representations and warranties contained herein will survive the Contribution Closing.

5.9                                 Amendments and Waivers.  No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent and each of the Shareholder Parties.  Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.  Any waiver must be in writing and signed by the Party charged therewith.

5.10                           Integration.  This Agreement, the Merger Agreement, the Stockholders Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.  There are no third party beneficiaries having rights under or with respect to this Agreement.

5.11                           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.12                           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent and the Shareholder Parties have executed this Agreement as of the day and year first above written.

METEOR HOLDING CORPORATION

By:	/s/ David T. ibnAle
Name: David T. ibnAle
Title: Vice President and Treasurer

/s/ C. Harry Knowles
C. Harry Knowles

/s/ Janet H. Knowles
Janet H. Knowles

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO DIANN H. LYNMAM

By	/s/ Ed Plasky
Name: Ed Plasky
Title: Trustee

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO DONNAH M. STARZYNSKI

By	/s/ Ed Plasky
Name: Ed Plasky
Title: Trustee

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO HARRY H. KNOWLES, II

By	/s/ Ed Plasky
Name: Ed Plasky
Title: Trustee

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO MARJORIE B. KNOWLES

By	/s/ Ed Plasky
Name: Ed Plasky
Title: Trustee

TRUST UNDER AGREEMENT OF C. HARRY KNOWLES DATED 4/8/94 FBO ROBERT H. KNOWLES

By	/s/ Ed Plasky
Name: Ed Plasky
Title: Trustee

THE C. HARRY KNOWLES GRANTOR RETAINED ANNUITY TRUST NO.1

By	/s/ C. Harry Knowles
Name: C. Harry Knowles
Title: Trustee

THE C. HARRY KNOWLES CHARITABLE REMAINDER ANNUITY TRUST NO.1

By	/s/ Janet H. Knowles
Name: Janet H. Knowles
Title: Trustee

JANET H. AND C. HARRY KNOWLES FOUNDATION, INC.

By	/s/ C. Harry Knowles
Name: C. Harry Knowles
Title: President

THE KNOWLES CHARITABLE FOUNDATION, A NEW JERSEY NONPROFIT CORPORATION

By	/s/ C. Harry Knowles
Name: C. Harry Knowles
Title: President

Schedule I

HK Contribution

HK Contribution (shares of Company Common Stock)
C. Harry Knowles	1,680,578	(1)

(1)          The total HK Contribution will be adjusted at the time of the Contribution Closing to the extent necessary to ensure that HK owns 15% of the outstanding shares of Parent Common Stock and 15% of the outstanding shares of Parent Junior Preferred Stock as of the Contribution Closing.

Schedule II

HK Shares

	Shares of Parent Common Stock		Shares of Parent Junior Preferred Stock
C. Harry Knowles	12,436,280	(1)	27,982	(1)

(1)          The total number of HK Shares will be adjusted at the time of the Contribution Closing to the extent necessary to ensure that HK owns 15% of the outstanding shares of Parent Common Stock and 15% of the outstanding shares of Parent Junior Preferred Stock.

Schedule III

Shareholder Party Beneficial Ownership

Shareholder Party	Beneficial Ownership (Shares of Company Common Stock)
C. Harry Knowles	3,475,928
Janet H. Knowles	0
The C. Harry Knowles Charitable Remainder Annuity Trust No.1	648,650
The Knowles Charitable Foundation	648,650
Janet H. and C. Harry Knowles Foundation, Inc.	4,049,460
Trust under Agreement of C. Harry Knowles dated 4/8/94 FBO:
Diann H. Lynmam	100,179
Donnah M. Starzynski	100,179
Harry H. Knowles, II	59,798
Marjorie B. Knowles	59,798
Robert H. Knowles	60,598
C. Harry Knowles Grantor Retained Annuity Trust No.1	203,891
Total Shares	9,407,131